Exhibit 10.1

RESTRICTED UNIT AWARD AGREEMENT

THIS RESTRICTED UNIT AWARD AGREEMENT (this “Agreement”) is entered into as of [ ] (the “Effective Date”), by and between Whitestone REIT, a Maryland real estate investment trust (the “Company”), and [ ] (the “Participant”).

WHEREAS, the Participant is an employee of the Company or one of its subsidiaries or affiliates and in connection therewith has rendered services and received compensation for those services, for and on behalf of the Company and/or its subsidiaries or affiliates; and

WHEREAS, the Company has initiated and the shareholders approved the 2008 Long-Term Equity Incentive Ownership Plan as it may be further amended from time to time (the “Plan”), for the purpose of encouraging performance beyond the Participant’s assigned responsibilities and focusing as well on company goals and targets; and

WHEREAS, the Company maintains the Plan, which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the Compensation Committee administering the Plan (the “Committee”) to receive an award under the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1. Restricted Unit Award. The Participant is hereby granted [ ] Units (the “Units”) subject to the restrictions and on the terms and conditions set forth in this Agreement (the “Award”). Each Unit shall represent the right to receive one (1) common share of beneficial interest, par value $0.001 per share, of the Company (the “Common Shares”). The number of Units subject to this Award and the number of Common Shares deliverable with respect to such Units may be adjusted from time to time for capitalization adjustments as described in Section 4.2 of the Plan.

2. Restriction on the Units.

(a) Period of Restriction. Except as otherwise set forth herein, all the Units issued to the Participant pursuant to this Agreement shall be subject to a period of restriction (the “Period of Restriction”) during which the Participant’s rights in and to such Units shall be subject to the limitations and obligations set forth in this Section 2.

(b) Lapse of Period of Restriction. The Period of Restriction shall lapse in accordance with the provisions of Exhibit A, which is attached hereto and forms part of this Agreement. During the period that the Units are subject to the Period of Restriction, such Units are referred to herein as “Restricted Units.”

(c) Delivery of the Common Shares. Subject to Section 2(d) below, upon the lapse of the Period of Restriction with respect to a Unit, the Unit shall be converted into the right to receive a Common Share, and the Company will deliver to the Participant a number of Common Shares equal to the number of Units subject to this Award, on the applicable date of the lapse of the Period of Restriction or as soon as practicable thereafter. The form of delivery (e.g., a share certificate or electronic entry evidencing such shares) shall be determined by the Company.

(d) Termination of Continuous Employment. Notwithstanding any other provision of this Agreement to the contrary, if the Participant is an employee of the Company or one of its subsidiaries or affiliates, and if the Participant’s continuous employment with the Company terminates for any reason (or no reason), other than the Participant’s death or Disability (as defined in the Plan), any Restricted Units that are subject to the Period of Restriction on the date of the Participant’s termination shall be immediately forfeited by the Participant and shall be automatically transferred to and reacquired by the Company at no cost to the Company, and neither the Participant nor his or her heirs, executors, administrators or successors shall have any right or interest in such Restricted Units or the underlying Common Shares. In the event of the Participant’s death or Disability, any Restricted Units that are subject to the Period of Restriction on the date of death or Disability shall immediately vest and the Participant or his or her heirs, executors, administrators or successors shall have the right and interest in such Restricted Units.

     3. No Rights as a Shareholder. Until Common Shares shall have been delivered to the Participant in accordance with Section 2(c) hereof, subject to the terms of this Agreement and the Plan, shall have no rights of a shareholder with respect to the Restricted Units, including no right to vote the Restricted Units and no right to receive current dividends and distributions, with respect to the Restricted Units.

4. Change in Control. Notwithstanding Section 2 of this Agreement, if the Participant holds Restricted Units at the time a Change in Control (as defined in the Plan) occurs, the Period of Restriction with respect to such Restricted Units granted in Section 1 shall automatically lapse immediately prior to the consummation of such Change in Control.

5. Withholding. All deliveries and distributions under this Agreement shall be subject to withholding of all applicable taxes. The Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local income tax, withholding requirements or like requirements, including the payment to the Company upon the lapse of the Period of Restriction with respect to the Restricted Units (or such later date as may be applicable under the Internal Revenue Code of 1986, as amended (the “Code”)), or other settlement in respect of, the Restricted Units of all such taxes and requirement.. The Participant agrees that the Company shall be authorized to take such action as the Company may deem necessary (including, without limitation, in accordance with applicable law, withholding amounts from any compensation or other amount owing from the Company to the Participant) to satisfy all obligations for the payment of such taxes.

6. Restrictions on Transfer. During the Period of Restriction, the Participant shall not sell, transfer, pledge, hypothecate, assign, exchange or otherwise dispose of the Restricted Units. Any attempted sale, transfer, pledge, hypothecation, assignment, exchange or other disposition shall be null and void and of no force or effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

7. Plan Provisions Control. This Agreement is subject to the terms and conditions of the Plan, which are incorporated herein by reference. Notwithstanding anything to the contrary contained herein, the provisions of the Plan shall govern if and to the extent that there are inconsistencies between the provisions of the Plan and the provisions of this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan prior to the execution of this Agreement.

8. No Rights Conferred. Nothing in this Agreement shall give the Participant any right to continue in the employ or service of the Company, any affiliate or any subsidiary and/or as a member of the Company’s Board of Trustees or in any other capacity, or interfere in any way with the right of the Company, any affiliate or any subsidiary to terminate the employment or services of the Participant.

9.    Consent to Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Agreement, the Participant agrees that the Company may deliver the Plan prospectus and the Company’s annual report to the Participant in an electronic format. If at any time the Participant would prefer to receive paper copies of these documents, please contact Chief Financial Officer of the Company to request paper copies of these documents.

10. Adjustments. All references to the number and class of shares covered by this Agreement and other terms in this Agreement may be appropriately adjusted, in the discretion of the Committee, in the event of certain unusual or non-recurring transactions, as set forth in Section 4.2 of the Plan.

11. Compliance with Section 409A of the Code. The Participant hereby consents (without further consideration) to any change to this Agreement or the Award so the Participant can avoid paying penalties under Section 409A of the Code, even if those changes affect the terms and conditions of this Agreement of the Award and reduce its value or potential value.

12. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned or transferred in whole or in part by the Participant, nor may the Participant delegate any duty or obligation under this Agreement, and any attempt to so assign, transfer or delegate shall be null and void and of no force or effect.

13. Interpretation of this Agreement. All determinations and interpretations made by the Committee with regard to any questions arising under the Plan or this Agreement shall be final, binding and conclusive as to all persons, including without limitation the Participant and any person claiming rights from or through the Participant.

14. Venue. Each party to this Agreement hereby irrevocably (i) consents and submits to the exclusive jurisdiction of the state and federal courts in Harris County, Texas in connection with any disputes arising out of this Agreement, and (ii) waives any objection based on venue or inconvenient forum with respect to any action instituted therein arising under this Agreement or the transactions contemplated hereby, and agrees that any dispute with respect to such matters shall be heard only in the courts described above.

15. Governing Law; Entire Agreement; Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to such state’s conflict of laws principles. The Plan and this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. This Agreement may be amended by the Committee, subject to the Participant’s consent if such amendment materially and adversely affects the rights of the Participant, except that the consent of the Participant shall not be required for any amendment made pursuant to Section 4.2 or Section 15.11 of the Plan, or as set forth in Section 11 of this Agreement.

16. Tax Elections. THE PARTICIPANT UNDERSTANDS THAT HE OR SHE (AND NOT THE COMPANY) SHALL BE RESPONSIBLE FOR THE PARTICIPANT’S OWN TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE ACQUISITION OF THE UNITS HEREUNDER. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT HE OR SHE HAS CONSIDERED THE ADVISABILITY OF ALL TAX ELECTIONS IN CONNECTION WITH THE ISSUANCE OF THE UNITS.

17. Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when delivered personally, or (ii) three days after being deposited in the United States mail, by certified or registered mail, postage prepaid, or (iii) the next business day after sent by nationally recognized overnight delivery service, and addressed, if to the Company, at its principal place of business, Attention: Chief Financial Officer, and if to the Participant, at his or her most recent address as shown in the employment or stock records of the Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

WHITESTONE REIT

By:
Name:
Title:

Participant:

Date:    [ ]

Exhibit A

Lapse of Period of Restriction

The purpose of this Exhibit A is to set forth the date of lapse of the Period of Restriction under the terms of the attached Restricted Unit Award Agreement (the “Agreement”). This Exhibit A is incorporated into and forms a part of the Agreement.

The Period of Restriction will lapse as follows:

(a)	1/7th of these Units will vest on [______].

(b)	1/7th of these Units will vest on [______].

(c)	1/7th of these Units will vest on [______].

(d)	1/7th of these Units will vest on [______].

(e)	1/7th of these Units will vest on [______].

(f)	1/7th of these Units will vest on [______].

(g)	1/7th of these Units will vest on [______].